BENNY H. HUGHES Of counsel extension 1365 E-MAIL: BennyHughes@msn.com	Orgain, Bell & Tucker, L.L.P. attorneys at law p. o. box 1751 beaumont, texas 77704-1751 470 orleans building, fourth floor 77701 telephone (409) 838-6412 fax (409) 838-6959	other offices houston austin silsbee

Exhibit 5.02

October 23, 2003

Entergy Gulf States, Inc.
350 Pine Street
Beaumont, Texas 77701

Gentlemen:

With regard to the Registration Statement on Form S-3 of Entergy Gulf States, Inc. (hereinafter called the Company), which this opinion accompanies relating to the issuance and sale of up to $600,000,000 aggregate principal amount of First Mortgage Bonds (hereinafter called the New Bonds), to be issued in one or more new series pursuant to Supplemental Indentures to an Indenture of Mortgage dated September 1, 1926, as heretofore supplemented and modified (hereinafter called the Indenture), as Texas counsel for the Company we advise you as follows:

We are of the opinion that the Company is a corporation duly organized and existing under the laws of the State of Texas and is a corporation in good standing in the State of Texas.

Subject to the qualifications and assumptions hereinafter expressed, we are further of the opinion that the New Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement, will be legally issued and will be binding obligations of the Company except as limited by bankruptcy, insolvency, moratorium, and other laws and equitable principles affecting enforcement of creditors' rights and will be entitled to the security in Texas purportedly afforded by the Indenture as supplemented and modified.

For purposes of the opinions set forth above, we have assumed that the New Bonds will be issued and delivered under and in compliance with (a) appropriate action with regard to the issuance of the New Bonds by and before the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, (b) due authorizations by the Board of Directors of the Company, and (c) the terms and provisions of the Indenture and appropriate Supplemental Indentures thereto creating the New Bonds.

We have reviewed the statements in the Registration Statement under the caption "Description of New Bonds - Security," and such statements as to matters of law and legal conclusions governed by the laws of Texas only are made in said Registration Statement on our authority as experts. Insofar as such statements relate to matters of law and legal conclusions under Texas laws only, they are true and correct and fairly describe the matters covered thereby, and there are no omissions in such statements to state any material fact required to be stated therein or necessary to make the statements therein contained not misleading.

We hereby consent:

  To be named in the Registration Statement and in any amendments thereto as Texas counsel for the Company.
  To the making of the statements with reference to our firm made in the Registration Statement.
  To the filing of this opinion as an exhibit to the Registration Statement.

In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely

/s/ Orgain, Bell & Tucker, L.L.P.

ORGAIN, BELL &TUCKER, L.L.P.